Filed Pursuant to Rule 433
Registration No. 333-277138
September 4, 2024
PRICING TERM SHEET
(To Preliminary Prospectus Supplement dated September 4, 2024)

Issuer:	The Southern Company
Security:	Series 2024B 4.85% Senior Notes due March 15, 2035
Expected Ratings:*	Baa2 (Positive)/BBB+ (Stable)/BBB+ (Stable) (Moody’s/Standard & Poor’s/Fitch)
Principal Amount:	$750,000,000
Initial Public Offering Price:	99.852% of the principal amount
Maturity Date:	March 15, 2035
Treasury Benchmark:	3.875% due August 15, 2034
Benchmark Treasury Yield:	3.768%
Spread to Benchmark Treasury:	+110 basis points
Re-offer Yield:	4.868%
Optional Redemption:
Make-Whole Call:	T+20 basis points
Par Call:	On or after September 15, 2034 at 100%
Coupon:	4.85%
Interest Payment Dates:	March 15 and September 15 of each year, beginning on March 15, 2025
Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	842587 EA1/US842587EA18
Trade Date:	September 4, 2024
Expected Settlement Date:	September 9, 2024 (T+3)
Joint Book-Running Managers:	BofA Securities, Inc. Mizuho Securities USA LLC Morgan Stanley & Co. LLC PNC Capital Markets LLC RBC Capital Markets, LLC
Co-Managers:
BBVA Securities Inc.
Intesa Sanpaolo IMI Securities Corp.
Regions Securities LLC
TD Securities (USA) LLC
Huntington Securities, Inc.
Academy Securities, Inc.
FHN Financial Securities Corp.
Samuel A. Ramirez & Company, Inc.
Penserra Securities LLC
R. Seelaus & Co., LLC
Independence Point Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling The Southern Company collect at 1-404-506-5579, BofA Securities, Inc. toll free at 1-800-294-1322 or by email at dg.prospectus_requests@bofa.com, Mizuho Securities USA LLC toll free at 1-866-271-7403, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, PNC Capital Markets LLC toll free at 1-855-881-0697 or RBC Capital Markets, LLC toll free at 1-866-375-6829.